Exhibit 99.1

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, $0.001 par value per share, of Icon Energy Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 21, 2026

Hampton Financial Corp.

By:	/s/ Peter M. Deeb

Name: Peter M. Deeb

Title: Chief Executive Officer

/s/ Peter M. Deeb

Peter M. Deeb